Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Stock Incentive Plan (as amended and restated April 15, 2012) of Banco Latinoamericano de Comercio Exterior, S.A., of our report provided to management and dated February 27, 2012, with respect to the consolidated financial statements of Banco Latinoamericano de Comercio Exterior, S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Deloitte

December 12, 2012